To become effective upon filing pursuant to Rule 462
As filed with the Securities and Exchange Commission April 29, 1998


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           ACTRADE INTERNATIONAL, LTD.
               (Exact name of issuer as specified in its charter)



Commission file number: 0-18711


       DELAWARE                   13-3437739
(State of incorporation)      (IRS employee ID#)


          7 PENN PLAZA, SUITE 422, NEW YORK, NY  10001  TEL: (212) 563-1036
              (Address of principal place of business and executive office)


                CONSULTING AGREEMENT BETWEEN ACTRADE INTERNATIONAL, LTD.
                                AND PAUL GROPMAN
                               (Full name of plan)

             Mr. Amos Aharoni, 7 Penn Plaza, Suite 422, New York, NY  10001
                       (Name and address of agent for service)

                       COPY TO: Kogan & Associates, L.L.C.
         9 Broadway, Suite 2704, New York, NY 10006 Tel: (212) 425-8200


Approximate date of commencement of proposed sale to public: As soon as possible after the Registration Statement is effective.


                         CALCULATION OF REGISTRATION FEE

TITLE OF                            AMOUNT                PROPOSED             PROPOSED              AMOUNT OF
SECURITIES                          BEING                 MAXIMUM              MAXIMUM               REGISTRATION
BEING                               REGISTERED            OFFERING             AGGREGATE             FEE
REGISTERED                                                PRICE                OFFERING
                                                          PER                  PRICE (1)
                                                          SHARE

Common stock, par
value $0.0001                         4,300                $1.75                $7,525                   $100

Total fee                                                                                                $100


(1) Estimated solely for purposes of calculating the Registration Fee.

Part I. Information required in the section 10 (a) prospectus

Item 1.  Plan information

Registrant (sometimes referred to herein as the "Company") has entered into a business service consulting agreement (the "Consulting Agreement") with Paul Gropman ("Gropman" or "Consultant") of Los Angeles California dated January 2, 1996.

Pursuant to the Consulting Agreement, Gropman was engaged as a consultant on an independent contractor basis to assist Actrade and its management in broadening its exposure to the financial community. Gropman agreed to use his best efforts and render such services and advice as may be requested by Actrade's Board of Directors and as may be necessary in order to achieve such purpose. Said services were to include, but not be limited to, making available to Actrade the advice and assistance of Gropman, who would be available to Actrade and its management on an "as needed" basis, having regard for the other duties and commitments, as reasonably requested upon reasonable notice.

As compensation for the services to be provided, the Company provided Gropman with certain warrants to purchase up to an aggregate of 15,000 shares of the Company's common stock at a price of $1.75 per share (the "Price") at any time during the two (2) year period commencing on January 2, 1996 and ending December 31, 1998.

Consultant was granted "piggy-back" registration rights with respect to all 15,000 shares of common stock underlying the aforesaid warrants. In addition, with respect to the shares of common stock underlying the 15,000 options exercises by Consultant thereunder, the Company is obligated to prepare and file this Registration Statement of Form S-8 within 10 days following Consultant's due exercise thereof. As of April 23, 1998, Consultant duly exercised the first 4,300 of such options and delivered to the Company payment in full therefore in the amount of $7,525, thereby meeting the condition precedent to the filing of this Registration Statement.

All options referred to in the original Consulting Agreement have been cancelled by the mutual agreement of the Company and the Consultant except for the 4,300 options referred to herein.

Item 2.  Registrant information and employee plan annual information

Registrant shall provide the Consultants, without charge, upon their written or oral requests, the documents incorporated herein by reference in Item 3 of Part II of this Registration Statement. Registrant shall also provide to Consultant, without charge upon their oral or written request, with all other documents required to be delivered to Consultants pursuant to Rule 428(b). All such requests shall be directed to Registrant at 7 Penn Plaza, Suite 422, New York, NY 10001, telephone (212)563-1036.

Part II.  Information required in the Registration Statement

Item 3.  Incorporation of documents by reference.

The following documents filed with the Securities and Exchange Commission are incorporated by reference:

(a) Registrant's Annual Report on Form 10-KSB for the period ended June 30, 1997 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, which contain, either directly or by incorporation be reference, certified financial statements for the Company's latest fiscal year for which such statements have been filed;

(b) All other reports, including but not limited to Quarterly Reports on Form 10-QSB and current reports on Form 8-K, filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act;

(c) All reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing such documents.

Item 4.  Description of securities

The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $.0001 per share. The holders of common stock (i) have equal and ratable rights to dividends from funds legally available thereof, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of the Company (iii) do not have pre-emptive, subscription or conversion rights (there are no redemption or sinking fund provisions applicable thereto) and (iv) are entitled to one non-cumulative vote per share, on all matters which shareholders may vote at all meetings of shareholders.

Since its inception, the Company has not paid any cash dividend on its common stock and does anticipate that it will pay cash dividends in the foreseeable future.

Registrant is registering under 4,300 shares of its authorized but unissued common stock which are intended to be issued upon the exercise of the 4,300 options discussed herein above. All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock which are the subject of this Registration Statement, when issued, will also be fully paid for and non-assessable.

Item 5.  Interest of named experts and counsel.

Not applicable

Item 6.  Indemnification of officers and directors.

There is no charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such. However, pursuant to Delaware Corporation Law Section 145, Registrant may indemnify its directors, officers and employees against liabilities which they may incur in their capacity as such.

Section 145 of the Delaware General Corporation Law contains various provisions entitling directors, officers, employees or agents of the Company to indemnification from judgements, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding (whether civil, criminal, administrative or investigative) in which they may be involved by reason of being or having been a director, officer, employee or agent of the Company provided said persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Company (and, with respect to any criminal action or proceedings, had no reasonable cause to believe that the conduct complained of was unlawful). Also, the By-Laws of the Company state that the indemnification provisions of Section 145 of the Delaware Corporation Code shall be utilized to the fullest extent permitted.

Item 7.  Exemption from registration claimed.

Not applicable

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

                 Exhibit No.            Title

                     5 Opinion of Kogan & Associates, LLC regarding the legality of the securities registered.

                    10            Consulting agreement with Paul Gropman

                    24            Consent of Kogan & Associates, LLC counsel to
                                  Registrant


Item 9.  Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

a.  Registrant hereby undertakes:

1) to file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i)  Include any prospectus required by Section 10(a)(3) of the Securities Act

ii) reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement and

iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraph a(1)(i) and a(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment is incorporated by reference from periodic reports filed by a small business issuer under the Exchange Act.

2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of New York, State of New York on the 27th day of April, 1998.


                           Actrade International, Ltd.
                                  (Registrant)


                               By:-/s/Amos Aharoni
                          Amos Aharoni, Chief Executive Officer



Pursuant to the requirements of the 1933 Act, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


      Signatures                Title                                   Date

-/s/Amos Aharoni          Chairman of the Board
Amos Aharoni              and Chief Executive
                          Officer                               April 28, 1998


-/s/Alexander C. Stonkus  Chief Operating Officer,
Alexander C. Stonkus      Chief Financial Officer
                          and Director                          April 28, 1998


-/s/Elizabeth Melnik      Secretary/Treasurer
Elizabeth Melnik          and Director                          April 28, 1998


-/s/ John Woerner         Vice President and
John Woerner              Director                              April 28, 1998


                          Director                              April   , 1998
Harry Friedman


                         Director                               April   , 1998
Robert Furstner

                                   Exhibit 10


            Consulting Agreement between Registrant and Paul Gropman

January 2, 1996







Mr. Paul Gropman
5939 Colgale Avenue
Los Angeles, CA  90036


RE:  Consulting Services


Dear Mr. Gropman:

This letter shall serve as a written confirmation of our agreement whereby you will provide the services specified herein as an independent consultant to Actrade as follows:

1. Actrade International, Ltd. hereafter called "Actrade" is a public company trading on the NASDAQ System under the symbol ACRT.

2. Actrade hereby engages you as a consultant on an independent contractor basis to assist Actrade and its management in broadening its exposure within the financial community. You shall use your best efforts and render such services and advise as may be necessary in order to achieve such purpose. Said services shall include, but not be limited to, making available to Actrade your personal advice and assistance, including your being available to Actrade and its management on an "as needed" basis, having due regard for your other duties and commitments, as reasonably requested upon reasonable notice.

3. This agreement shall be for a term of one year from the date thereof.

4. As compensation for your services hereunder it is agreed that:

         a) Actrade shall pay you the initial sum of $1,500 in cash upon the execution of this agreement, plus

         b) You and/or your nominees shall be entitled to purchase up to a maximum of 25,000 Warrants, each at a cost of $0.005 each of which Warrants will entitle the holder to purchase one share of the common stock of Actrade (the "Shares") at a price of $1.75. It is understood and agreed that you may purchase up to 5,000 of such Warrants every two (2) months, commencing February 15, 1996 until you have purchased all 25,000 Warrants.

            c) All of the aforesaid Warrants shall be for a term of five (5) years from the date of this letter, shall contain the standard anti-dilution provisions and in respects shall be of a form and substance as attached hereto. It is understood and agreed that, upon the request of a majority of the holders of the Warrants, or the Shares underlying such Warrants, Actrade shall:

                      i) include such underlying Shares in any future registration of securities by Actrade for sale to the public (the "Piggy Back Registration Rights") up to the limits provided by applicable laws, rules or regulations at the Securities and Exchange Commission and

                      ii) on one occasion only, within ten (10) business days following the exercise thereof by the then Warrant holders, at the sale cost and expense of Actrade, Actrade shall undertake to file a registration statement, on Form S-8 or such other form as then apply, to the transaction on behalf of the holders thereof to register the underlying Shares (the "Demand Registration Rights").

5. You shall bear all costs and expenses of your own operations. However, Actrade shall reimburse you for any reasonable expenses, including cost of travel incurred at the request of Actrade. Further, you may incur unspecified expenses in an amount not to exceed $100 per month. In the event that you desire to incur any expenses for which you seek reimbursement from Actrade, you shall first submit your request in writing for such expenditure and receive our approval in writing before incurring such expense.

6. You shall not request, and Actrade will not divulge, any information of a confidential nature until such information becomes part of the public domain.

If the foregoing accurately sets forth the terms of our Agreement please confirm by signing below where indicated.



Very truly yours,                                       ACCEPTED AND AGREED:




Amos Aharoni, Chief Executive Officer                    Paul Gropman

                                Exhibit 5 and 24

                 Opinion and Consent of Krogan & Associates, LLC

April 28, 1998







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



                                            RE: Actrade International, Ltd.
                                                Registration Statement Form S-8




Gentlemen:

We have been requested by Actrade International, Ltd., a Delaware Corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 4,300 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"). We have been advised by the Company that these shares are issued in connection with the Consulting Agreement with Paul Gropman, (the "Agreement")

In connection with this opinion, we have examined the documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the shares of common stock, when issued, will be legally authorized, fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York and the internal corporate law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.




                                                      Very truly yours,

                                                       Kogan & Associates, LLC






                                                       By: Simon S. Kogan, Esq.